Exhibit 99.1

TD SYNNEX Reports Fiscal 2023 First Quarter Results

•Revenue of $15.1 billion, down 2% from the prior fiscal first quarter, up 1% in constant currency
•Non-GAAP gross billings of $20.2 billion, up 1% from the prior fiscal first quarter
•Operating income of $298 million, up 34% from the prior fiscal first quarter and non-GAAP operating income of $443 million, up 3% from the prior fiscal first quarter
•Diluted earnings per share (“EPS”) of $1.75, up 28% from the prior fiscal first quarter and non-GAAP diluted EPS of $2.93, towards the high end of the guidance range provided, but down 3% from the prior fiscal first quarter primarily due to higher interest expense
•Achieved $25 million in incremental merger-related cost synergies during the fiscal first quarter, and have recognized over $170 million to date
•Returned $148 million to shareholders in the fiscal first quarter in the form of share repurchases and dividends

FREMONT, CA and CLEARWATER, FL, March 28, 2023 – TD SYNNEX (NYSE: SNX) today announced financial results for the fiscal first quarter ended February 28, 2023.
Consolidated Financial Highlights for the Fiscal 2023 First Quarter:
(Amounts may not add or compute due to rounding)

	Q1 FY23	Q1 FY22	Net Change from Q1 FY22
Revenue ($M)	$15,125.4	$15,470.0	(2.2)%
Non-GAAP gross billings ($M)(1)	$20,202.2	$20,064.5	0.7%
Operating income ($M)	$298.2	$222.4	34.0%
Non-GAAP operating income ($M)(1)	$442.9	$431.9	2.6%
Operating margin	1.97%	1.44%	53 bps
Non-GAAP operating margin(1)	2.93%	2.79%	14 bps
Net income ($M)	$167.0	$132.3	26.2%
Non-GAAP net income ($M)(1)	$279.2	$292.4	(4.5)%
Diluted EPS	$1.75	$1.37	27.7%
Non-GAAP Diluted EPS(1)	$2.93	$3.03	(3.3)%
“Our broad, best-in-class portfolio and flexible business model allowed us to grow revenue in constant currency, and expand profitability and shareholder returns in the quarter. Our teams executed our strategy well, pivoting from the weaker demand environment for endpoint products to areas of growth, while simultaneously expanding margins” said Rich Hume, CEO of TD SYNNEX. “We are confident that our variable cost structure, diversified portfolio and commitment to investing in high-growth technologies provide us with the flexibility to adjust to changes in the market environment.”

Fiscal 2023 First Quarter Highlights
•Revenue was $15.1 billion, down 2.2% from the prior fiscal first quarter. On a constant currency basis, revenue increased by 0.7% compared to the prior fiscal first quarter. Revenue growth in constant currency was driven primarily by our Advanced Solutions portfolio and high-growth technologies, partially offset by a decline in our Endpoint Solutions portfolio. The shift in product mix resulted in the presentation of incremental revenues on a net basis, which negatively impacted our revenue growth by approximately 3%.

◦Americas: Revenue was $8.6 billion, a decrease of 4.8% compared to the prior fiscal first quarter. On a constant currency basis, revenue decreased 4.2% compared to the prior fiscal first quarter.
◦Europe: Revenue was $5.5 billion, a decrease of 1.1% compared to the prior fiscal first quarter. On a constant currency basis, revenue increased 5.1% compared to the prior fiscal first quarter.
◦Asia-Pacific and Japan: Revenue was $966 million, an increase of 18.4% compared to the prior fiscal first quarter. On a constant currency basis, revenue increased 25.8% compared to the prior fiscal first quarter.
•Non-GAAP gross billings were $20.2 billion, compared to $20.1 billion in the prior fiscal first quarter.
•Operating income was $298 million, compared to $222 million in the prior fiscal first quarter. Non-GAAP operating income was $443 million, compared to $432 million in the prior fiscal first quarter. Operating margin was 2.0%, compared to 1.4% in the prior fiscal first quarter. Non-GAAP operating margin was 2.9%, compared to 2.8% in the prior fiscal first quarter. Non-GAAP operating margin expansion was driven by mix shift to high-growth technologies and synergy execution.
◦Americas: Operating income was $180 million, compared to $139 million in the prior fiscal first quarter. Non-GAAP operating income was $266 million, compared to $258 million in the prior fiscal first quarter. Operating margin was 2.1%, compared to 1.5% in the prior fiscal first quarter. Non-GAAP operating margin was 3.1%, compared to 2.8% in the prior fiscal first quarter.
◦Europe: Operating income was $88 million, compared to $65 million in the prior fiscal first quarter. Non-GAAP operating income was $143 million, compared to $152 million in the prior fiscal first quarter. Operating margin was 1.6%, compared to 1.2% in the prior fiscal first quarter. Non-GAAP operating margin was 2.6%, compared to 2.7% in the prior fiscal first quarter.
◦Asia-Pacific and Japan: Operating income was $30 million, compared to $19 million in the prior fiscal first quarter. Non-GAAP operating income was $33 million, compared to $21 million in the prior fiscal first quarter. Operating margin was 3.2%, compared to 2.3% in the prior fiscal first quarter. Non-GAAP operating margin was 3.4%, compared to 2.6% in the prior fiscal first quarter.
•Diluted EPS was $1.75, compared to $1.37 in the prior fiscal first quarter, an increase of 28%. Non-GAAP diluted EPS was $2.93, compared to $3.03 in the prior fiscal first quarter. This was towards the higher end of the guidance range we provided, but down 3% from the prior fiscal first quarter primarily due to higher interest expense.
•Cash used in operations was approximately $103 million for the quarter, due to seasonal working capital trends.
•Returned $148 million to shareholders via repurchases of our common stock of $115 million and dividends of $33 million.
The following statements are based on TD SYNNEX’s current expectations for the fiscal 2023 second quarter. Non-GAAP financial measures exclude the impact of acquisition, integration and restructuring costs, amortization of intangible assets, share-based compensation, purchase accounting adjustments, and the related tax effects thereon. These statements are forward-looking and actual results may differ materially.
Fiscal 2023 Second Quarter Outlook
•Revenue is expected to be in the range of $14.0 billion to $15.0 billion.
•Non-GAAP gross billings are expected to be in the range of $18.7 billion to $20.0 billion, compared to $19.7 billion in the prior fiscal second quarter.
•Net income is expected to be in the range of $105 million to $152 million and on a non-GAAP basis, net income is expected to be in the range of $214 million to $261 million.
•Diluted earnings per share is expected to be in the range of $1.10 to $1.60 and on a non-GAAP basis, diluted earnings per share is expected to be in the range of $2.25 to $2.75, based on estimated outstanding diluted weighted average shares of 94.2 million.
•The outlook for the fiscal 2023 second quarter reflects the impact of year-over-year foreign exchange headwinds on revenue and non-GAAP gross billings of approximately $200 million and $250 million, respectively, and interest rate movements of approximately $30 million.

Dividend
TD SYNNEX announced today that its Board of Directors declared a quarterly cash dividend of $0.35 per common share. The dividend is payable on April 28, 2023 to stockholders of record as of the close of business on April 14, 2023.
Conference Call and Webcast
TD SYNNEX will host a conference call today to discuss the 2023 fiscal first quarter results at 6:00 AM (PT)/9:00 AM (ET).
A live audio webcast of the earnings call will be accessible at ir.tdsynnex.com and a replay of the webcast will be available following the call.
About TD SYNNEX
TD SYNNEX (NYSE: SNX) is a leading global distributor and solutions aggregator for the IT ecosystem. We’re an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Fremont, California, and Clearwater, Florida, TD SYNNEX’s 23,500 co-workers are dedicated to uniting compelling IT products, services and solutions from 1,500+ best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, IoT, mobility and everything as a service. TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem. For more information, visit TDSYNNEX.com or follow us on Twitter, LinkedIn, Facebook and Instagram.
(1)Use of Non-GAAP Financial Information
In addition to the financial results presented in accordance with GAAP, TD SYNNEX refers to revenues on a constant currency basis which adjusts for the translation effect of foreign currencies so that certain financial results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of our performance. Financial results adjusted for constant currency are calculated by translating current period activity using the comparable prior year periods’ currency conversion rate. TD SYNNEX uses non-GAAP gross billings, which adjusts revenues to exclude costs related to sales of third-party supplier service contracts, software as a service arrangements and certain fulfillment contracts. Non-GAAP gross billings are a useful non-GAAP metric in understanding the volume of our business activity and serve as an important performance metric in internally managing our operations. TD SYNNEX uses non-GAAP gross profit and non-GAAP gross margin which exclude purchase accounting adjustments. TD SYNNEX also uses adjusted selling, general and administrative expenses, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP diluted earnings per share, which are non-GAAP financial measures that exclude acquisition, integration and restructuring costs, the amortization of intangible assets, share-based compensation expense, purchase accounting adjustments, legal settlements and other litigation, net and the related tax effects thereon. Further, the Company uses adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) which excludes other income (expense), net, acquisition, integration and restructuring costs, share-based compensation expense and purchase accounting adjustments. In prior periods, TD SYNNEX has excluded other items relevant to those periods for purposes of its non-GAAP financial measures.

Acquisition, integration and restructuring costs typically consist of acquisition, integration, restructuring and divestiture related costs and are expensed as incurred. These expenses primarily represent professional services costs for legal, banking, consulting and advisory services, severance and other personnel-related costs, share-based compensation expense and debt extinguishment fees. From time to time, this category may also include transaction-related gains/losses on divestitures/spin-off of businesses, costs related to long-lived assets including impairment charges and accelerated depreciation and amortization expense due to changes in asset useful lives, as well as various other costs associated with the acquisition or divestiture.

TD SYNNEX’s acquisition activities have resulted in the recognition of finite-lived intangible assets which consist primarily of customer relationships and vendor lists. Finite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the Company’s Statements of Operations. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the Company’s products. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets, along with the other non-GAAP adjustments, which neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.

Share-based compensation expense is a non-cash expense arising from the grant of equity awards to employees based on the estimated fair value of those awards. Although share-based compensation is an important aspect of the compensation of our employees, the fair value of the share-based awards may bear little resemblance to the actual value realized upon the vesting or future exercise of the related share-based awards and the expense can vary significantly between periods as a result of the timing of grants of new stock-based awards, including grants in connection with acquisitions. Given the variety and timing of awards and the subjective assumptions that are necessary when calculating share-based compensation expense, TD SYNNEX believes this additional information allows investors to make additional comparisons between our operating results from period to period.

Purchase accounting adjustments are primarily related to the impact of recognizing the acquired vendor and customer liabilities related to the merger with Tech Data at fair value. The Company expects the duration of these adjustments to benefit our non-GAAP operating income through a portion of fiscal 2023 based on historical settlement patterns with our vendors and in accordance with the timing defined in our policy for releasing vendor and customer liabilities we deem remote to be paid.

Trailing fiscal four quarters ROIC is defined as the last four quarters’ tax effected operating income divided by the average of the last five quarterly balances of borrowings and equity, net of cash. Adjusted ROIC is calculated by excluding the tax effected impact of non-GAAP adjustments from operating income and by excluding the cumulative tax effected impact of current and prior period non-GAAP adjustments on equity.

TD SYNNEX also uses free cash flow, which is cash flow from operating activities, reduced by purchases of property and equipment. TD SYNNEX uses free cash flow to conduct and evaluate its business because, although it is similar to cash flow from operations, TD SYNNEX believes it is an additional useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations. Free cash flow reflects an additional way of viewing TD SYNNEX’s liquidity that, when viewed with its GAAP results, provides a more complete understanding of factors and trends affecting its cash flows. Free cash flow has limitations as it does not represent the residual cash flow available for discretionary expenditures. For example, free cash flow does not incorporate payments for business acquisitions. Therefore, TD SYNNEX believes it is important to view free cash flow as a complement to its entire Consolidated Statements of Cash Flows.

TD SYNNEX management uses non-GAAP financial measures internally to understand, manage and evaluate the business, to establish operational goals, and in some cases for measuring performance for compensation purposes. These non-GAAP measures are intended to provide investors with an understanding of TD SYNNEX’s operational results and trends that more readily enable investors to analyze TD SYNNEX’s base financial and operating performance and to facilitate period-to-period comparisons and analysis of operational trends, as well as for planning and forecasting in future periods. Management believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making. As these non-GAAP financial measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures, and should be read only in conjunction with TD SYNNEX’s Consolidated Financial Statements prepared in accordance with GAAP. A reconciliation of TD SYNNEX’s GAAP to non-GAAP financial information is set forth in the supplemental tables at the end of this press release.

Safe Harbor Statement
Statements in this news release regarding TD SYNNEX that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from TD SYNNEX expectations as a result of a variety of factors. These forward-looking statements may be identified by terms such as believe, foresee, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These forward-looking statements include, but are not limited to, statements about our strategy, plans and positioning, as well as guidance related to the second quarter of 2023. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which TD SYNNEX is unable to predict or control, that may cause TD SYNNEX actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to: the risk that the legacy SYNNEX and legacy Tech Data businesses will not be integrated successfully or realize the anticipated benefits of the combined company; the unfavorable outcome of any legal proceedings that have been or may be instituted against us; the ability to retain key personnel; general economic and political conditions; any weakness in information technology and consumer electronics spending; seasonality; the loss or consolidation of one or more of our significant original equipment manufacturer, or OEM, suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; increased inflation; increased risk in the banking system; changes in tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and integration customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers and negative trends in their businesses; any incidents of theft; the declaration, timing and payment of dividends, and the Board’s reassessment thereof; and other risks and uncertainties detailed in our Form 10-K for the fiscal year ended November 30, 2022 and subsequent SEC filings. Statements included in this press release are based upon information known to TD SYNNEX as of the date of this release, and TD SYNNEX assumes no obligation to update information contained in this press release unless otherwise required by law.

Copyright 2023 TD SYNNEX CORPORATION. All rights reserved. TD SYNNEX, the TD SYNNEX Logo, and all other TD SYNNEX company, product and services names and slogans are trademarks or registered trademarks of TD SYNNEX Corporation. Other names and marks are the property of their respective owners.

Contacts:
Liz Morali
Investor Relations
510-668-8436
ir@tdsynnex.com
Bobby Eagle
Global Corporate Communications
727-538-5864
bobby.eagle@tdsynnex.com

TD SYNNEX Corporation
Consolidated Balance Sheets
(Currency and share amounts in thousands, except par value)
(Amounts may not add or compute due to rounding)
(Unaudited)

	February 28, 2023	November 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$539,285	$522,604
Accounts receivable, net	9,357,059	9,420,999
Receivables from vendors, net	974,720	819,135
Inventories	8,372,834	9,066,620
Other current assets	721,338	671,507
Total current assets	19,965,236	20,500,865
Property and equipment, net	429,882	421,064
Goodwill	3,832,762	3,803,850
Intangible assets, net	4,390,100	4,422,877
Other assets, net	617,186	585,342
Total assets	$29,235,166	$29,733,998

LIABILITIES AND EQUITY
Current liabilities:
Borrowings, current	$572,771	$268,128
Accounts payable	12,997,681	13,988,980
Other accrued liabilities	2,220,164	2,171,613
Total current liabilities	15,790,616	16,428,721
Long-term borrowings	3,815,952	3,835,665
Other long-term liabilities	528,842	501,856
Deferred tax liabilities	951,170	942,250
Total liabilities	21,086,580	21,708,492
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 98,901 and 98,696 shares issued as of February 28, 2023 and November 30, 2022, respectively	99	99
Additional paid-in capital	7,400,752	7,374,100
Treasury stock, 5,287 and 4,049 shares as of February 28, 2023 and November 30, 2022, respectively	(458,698)	(337,217)
Accumulated other comprehensive loss	(635,609)	(719,710)
Retained earnings	1,842,042	1,708,234
Total stockholders' equity	8,148,586	8,025,506
Total liabilities and equity	$29,235,166	$29,733,998

TD SYNNEX Corporation
Consolidated Statements of Operations
(Currency and share amounts in thousands, except per share amounts)
(Amounts may not add or compute due to rounding)
(Unaudited)

	Three Months Ended
	February 28, 2023	February 28, 2022
Revenue	$15,125,371	$15,469,977
Cost of revenue	(14,121,804)	(14,501,316)
Gross profit	1,003,567	968,661
Selling, general and administrative expenses	(654,223)	(652,851)
Acquisition, integration and restructuring costs	(51,182)	(93,370)
Operating income	298,162	222,440
Interest expense and finance charges, net	(80,200)	(42,343)
Other expense, net	(156)	(4,268)
Income before income taxes	217,806	175,829
Provision for income taxes	(50,786)	(43,505)
Net income	$167,020	$132,324
Earnings per common share:
Basic	$1.76	$1.38
Diluted	$1.75	$1.37
Weighted-average common shares outstanding:
Basic	94,259	95,584
Diluted	94,539	95,892

TD SYNNEX Corporation
Regional Financial Highlights
(Currency in millions)
(Amounts may not add or compute due to rounding)

	Q1 FY23	Q1 FY22	Net Change from Q1 FY22
Americas
Revenue	$8,638.7	$9,074.3	(4.8)%
Operating income	$179.5	$138.5	29.6%
Non-GAAP operating income(1)	$266.4	$258.1	3.2%
Operating margin	2.08%	1.53%	55 bps
Non-GAAP operating margin(1)	3.08%	2.84%	24 bps

Europe
Revenue	$5,520.4	$5,579.8	(1.1)%
Operating income	$88.2	$65.3	35.0%
Non-GAAP operating income(1)	$143.4	$152.5	(5.9)%
Operating margin	1.60%	1.17%	43 bps
Non-GAAP operating margin(1)	2.60%	2.73%	(13) bps

Asia-Pacific and Japan
Revenue	$966.2	$815.9	18.4%
Operating income	$30.5	$18.6	63.8%
Non-GAAP operating income(1)	$33.1	$21.3	55.0%
Operating margin	3.15%	2.28%	87 bps
Non-GAAP operating margin(1)	3.42%	2.62%	80 bps
(1) A reconciliation of TD SYNNEX’s GAAP to non-GAAP financial information is set forth in the supplemental tables at the end of this press release.

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	Three Months Ended
	February 28, 2023	February 28, 2022
Revenue in constant currency
Consolidated
Revenue	$15,125,371	$15,469,977
Impact of changes in foreign currencies	459,657	—
Revenue in constant currency	$15,585,028	$15,469,977

Americas
Revenue	$8,638,704	$9,074,273
Impact of changes in foreign currencies	55,155	—
Revenue in constant currency	$8,693,859	$9,074,273

Europe
Revenue	$5,520,437	$5,579,788
Impact of changes in foreign currencies	343,929	—
Revenue in constant currency	$5,864,366	$5,579,788

Asia-Pacific and Japan
Revenue	$966,230	$815,916
Impact of changes in foreign currencies	60,573	—
Revenue in constant currency	$1,026,803	$815,916

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	Three Months Ended
	February 28, 2023		February 28, 2022
Non-GAAP gross billings
Revenue	$15,125,371	$—	$15,469,977
Costs incurred related to sales of third-party supplier service contracts, software as a service arrangements and certain fulfillment contracts	5,076,822		4,594,503
Non-GAAP gross billings	$20,202,193		$20,064,480

	Three Months Ended
	February 28, 2023	February 28, 2022
Gross profit and gross margin
Revenue	$15,125,371	$15,469,977

Gross profit	$1,003,567	$968,661
Purchase accounting adjustments	7,450	25,079
Non-GAAP gross profit	$1,011,017	$993,740

Gross margin	6.63%	6.26%
Non-GAAP gross margin	6.68%	6.42%

	Three Months Ended
	February 28, 2023	February 28, 2022
Selling, general and administrative expenses
Selling, general and administrative expenses	$705,405	$746,221
Acquisition, integration and restructuring costs	51,182	93,370
Amortization of intangibles	73,023	76,136
Share-based compensation	13,074	6,750
Purchase accounting adjustments	—	8,082
Adjusted selling, general and administrative expenses	$568,126	$561,883

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	Three Months Ended
	February 28, 2023	February 28, 2022
Operating income and operating margin - Consolidated
Revenue	$15,125,371	$15,469,977

Operating income	$298,162	$222,440
Acquisition, integration and restructuring costs	51,182	93,370
Amortization of intangibles	73,023	76,136
Share-based compensation	13,074	6,750
Purchase accounting adjustments	7,450	33,161
Non-GAAP operating income	$442,891	$431,857

Operating margin	1.97%	1.44%
Non-GAAP operating margin	2.93%	2.79%

	Three Months Ended
	February 28, 2023	February 28, 2022
Operating income and operating margin - Americas
Revenue	$8,638,704	$9,074,273

Operating income	$179,505	$138,519
Acquisition, integration and restructuring costs	35,133	51,530
Amortization of intangibles	42,414	43,528
Share-based compensation	9,362	6,750
Purchase accounting adjustments	—	17,738
Non-GAAP operating income	$266,414	$258,065

Operating margin	2.08%	1.53%
Non-GAAP operating margin	3.08%	2.84%

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	Three Months Ended
	February 28, 2023	February 28, 2022
Operating income and operating margin - Europe
Revenue	$5,520,437	$5,579,788

Operating income	$88,205	$65,332
Acquisition, integration and restructuring costs	14,583	39,729
Amortization of intangibles	29,985	31,970
Share-based compensation	3,176	—
Purchase accounting adjustments	7,450	15,423
Non-GAAP operating income	$143,399	$152,454

Operating margin	1.60%	1.17%
Non-GAAP operating margin	2.60%	2.73%

	Three Months Ended
	February 28, 2023	February 28, 2022
Operating income and operating margin - Asia-Pacific and Japan
Revenue	$966,230	$815,916

Operating income	$30,452	$18,589
Acquisition, integration and restructuring costs	1,466	2,111
Amortization of intangibles	624	638
Share-based compensation	536	—
Non-GAAP operating income	$33,078	$21,338

Operating margin	3.15%	2.28%
Non-GAAP operating margin	3.42%	2.62%

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands, except per share amounts)
(Amounts may not add or compute due to rounding)

	Three Months Ended
	February 28, 2023	February 28, 2022
Adjusted EBITDA
Net income	$167,020	$132,324
Interest expense and finance charges, net	80,200	42,343
Provision for income taxes	50,786	43,505
Depreciation(1)	31,654	79,365
Amortization of intangibles	73,023	76,136
EBITDA	$402,683	$373,673
Other expense, net	156	4,268
Acquisition, integration and restructuring costs	45,029	40,499
Share-based compensation	13,074	6,750
Purchase accounting adjustments	7,450	33,161
Adjusted EBITDA	$468,392	$458,351
(1) Includes depreciation recorded in acquisition, integration, and restructuring costs.

	Three Months Ended
	February 28, 2023	February 28, 2022
Net income and diluted EPS
Net income	$167,020	$132,324
Acquisition, integration and restructuring costs	53,424	95,202
Amortization of intangibles	73,023	76,136
Share-based compensation	13,074	6,750
Purchase accounting adjustments	7,450	33,161
Income taxes related to the above	(34,756)	(47,883)
Income tax capital loss carryback benefit	—	(3,246)
Non-GAAP net income	$279,235	$292,444

Diluted EPS(1)	$1.75	$1.37
Acquisition, integration and restructuring costs	0.56	0.99
Amortization of intangibles	0.76	0.79
Share-based compensation	0.14	0.07
Purchase accounting adjustments	0.08	0.34
Income taxes related to the above	(0.36)	(0.50)
Income tax capital loss carryback benefit	—	(0.03)
Non-GAAP Diluted EPS(1)	$2.93	$3.03
(1) Diluted EPS is calculated using the two-class method. Unvested restricted stock awards granted to employees are considered participating securities. For purposes of calculating Diluted EPS, net income allocated to participating securities was approximately
0.8% and 0.7% of net income for the three months ended February 28, 2023 and 2022, respectively.

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Amounts may not add or compute due to rounding)

	Three Months Ended
(Currency in thousands)	February 28, 2023	February 28, 2022
Free cash flow
Net cash used in operating activities	$(102,795)	$(1,320,448)
Purchases of property and equipment	(37,278)	(25,217)
Free cash flow	$(140,073)	$(1,345,665)

	Forecast
	Three Months Ending May 31, 2023
(Currency in millions, except per share amounts)	Low	High
Net income	$105	$152
Acquisition, integration and restructuring costs	50	50
Amortization of intangibles	75	75
Share-based compensation	13	13
Purchase accounting adjustments	6	6
Income taxes related to the above	(35)	(35)
Non-GAAP net income	$214	$261

Diluted EPS(1)	$1.10	$1.60
Acquisition, integration and restructuring costs	0.53	0.53
Amortization of intangibles	0.79	0.79
Share-based compensation	0.14	0.14
Purchase accounting adjustments	0.06	0.06
Income taxes related to the above	(0.37)	(0.37)
Non-GAAP Diluted EPS	$2.25	$2.75
(1) Diluted EPS is calculated using the two-class method. Unvested restricted stock awards granted to employees are considered participating securities. Net income allocable to participating securities is estimated to be approximately 0.8% of the forecast net income for the three months ending May 31, 2023.

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Amounts may not add or compute due to rounding)

	Forecast
	Three Months Ending
(Currency in billions)	May 31, 2023
Non-GAAP gross billings	Low	High
Revenue	$14.0	$15.0
Costs incurred related to sales of third-party supplier service contracts, software as a service arrangements and certain fulfillment contracts	4.7	5.0
Non-GAAP gross billings	$18.7	$20.0

Three Months Ended
(Currency in thousands)	May 31, 2022
Non-GAAP gross billings
Revenue	$15,269,791
Costs incurred related to sales of third-party supplier service contracts, software as a service arrangements and certain fulfillment contracts	4,414,726
Non-GAAP gross billings	$19,684,517

TD SYNNEX Corporation
Calculation of Financial Metrics
Return on Invested Capital (“ROIC”)
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	February 28, 2023	February 28, 2022
ROIC
Operating income (trailing fiscal four quarters)	$1,126,595	$703,910
Income taxes on operating income(1)	(237,869)	(114,578)
Operating income after taxes	$888,726	$589,332

Total invested capital comprising equity and borrowings, less cash (last five quarters average)	$11,857,925	$6,080,058

ROIC	7.5%	9.7%

Adjusted ROIC
Non-GAAP operating income (trailing fiscal four quarters)	$1,735,073	$1,177,984
Income taxes on non-GAAP operating income(1)	(401,326)	(290,195)
Non-GAAP operating income after taxes	$1,333,747	$887,789

Total invested capital comprising equity and borrowings, less cash (last five quarters average)	$11,857,925	$6,080,058
Tax effected impact of cumulative non-GAAP adjustments (last five quarters average)	742,036	284,682
Total non-GAAP invested capital (last five quarters average)	$12,599,961	$6,364,740

Adjusted ROIC	10.6%	13.9%
(1) Income taxes on GAAP operating income was calculated using the effective year-to-date tax rates during the respective periods. Income taxes on non-GAAP operating income was calculated by excluding the tax effect of taxable and deductible non-GAAP adjustments using the effective year-to-date tax rate during the respective periods.

TD SYNNEX Corporation
Calculation of Financial Metrics
Cash Conversion Cycle
(Currency in thousands)
(Amounts may not add or compute due to rounding)

		Three Months Ended
		February 28, 2023	February 28, 2022
Days sales outstanding
Revenue	(a)	$15,125,371	$15,469,977
Accounts receivable, net	(b)	9,357,059	8,732,024
Days sales outstanding	(c) = ((b)/(a))*the number of days during the period	56	51

Days inventory outstanding
Cost of revenue	(d)	$14,121,804	$14,501,316
Inventories	(e)	8,372,834	7,883,265
Days inventory outstanding	(f) = ((e)/(d))*the number of days during the period	53	49

Days payable outstanding
Cost of revenue	(g)	$14,121,804	$14,501,316
Accounts payable	(h)	12,997,681	12,193,263
Days payable outstanding	(i) = ((h)/(g))*the number of days during the period	83	76

Cash conversion cycle	(j) = (c)+(f)-(i)	26	24